Exhibit h.25

AMENDMENT NO. 1 TO THE REPORT MODERNIZATION ADDENDUM
to Administration, Bookkeeping and Pricing Services Agreement

This Amendment No. 1 (this “Amendment”) to the Report Modernization Addendum to the Administration, Bookkeeping and Pricing Services Agreement, is effective on October 27, 2018 (the “Effective Date”), and entered into between Heartland Group, Inc., a Maryland corporation (the “Fund”), and ALPS Fund Services, Inc., a Colorado corporation (“ALPS”).

WHEREAS, the Fund and ALPS have previously entered into an Administration, Bookkeeping and Pricing Services Agreement, dated as of August 13, 2008, as amended (the “Agreement”), pursuant to which ALPS provides the Fund with certain administrative, bookkeeping and pricing services to the series (each a “Portfolio” and collectively, the “Portfolios”) of the Fund;

WHEREAS, the Fund and ALPS have previously entered into a Report Modernization Addendum (the “Addendum”) to the Agreement, dated May 1, 2018, pursuant to which ALPS provides the Fund with certain Form N-PORT and Form N-CEN services to the Portfolios of the Fund;

WHEREAS, at a Special Meeting of Shareholders of the Heartland International Value Fund (the “International Value Fund”), a Portfolio of the Fund, held on October 9, 2018, the shareholders approved liquidation of the International Value Fund; and

WHEREAS, ALPS and the Fund wish to hereby amend Appendix II of the Addendum.

NOW THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, the parties hereto agree as follows:

1.	Compensation. Appendix II (Compensation) of the Addendum is deleted in its entirety and replaced with the Appendix II (Compensation) attached hereto.

2.	Entire Agreement. All terms, conditions, representations and warranties contained in the Addendum and the Agreement are incorporated herein by reference and both the Fund and ALPS hereby agree that unless specified elsewhere in this Amendment, all terms, conditions, representations and warranties contained in this Amendment, the Addendum, and the Agreement constitute the entire understanding between the parties hereto, and supersede any prior understanding or agreements between the parties related to the services contemplated in the Addendum and the Agreement.

3.	Choice of Law. This Amendment shall be governed by, and construed and enforced in accordance with the laws of the State of Colorado, without giving effect to the choice of laws provisions thereof.

4.	Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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5.	Defined Terms. All capitalized terms used but not defined in this Amendment shall have the meanings ascribed to them in the Addendum or the Agreement, as applicable.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

HEARTLAND GROUP, INC.

By:	/s/ Nicole J. Best
Name:	Nicole J. Best
Title:	VP, Treasurer & Principal Accounting Officer

ALPS FUND SERVICES, INC.

By:	/s/ Rahul Kanwar
Name:	Rahul Kanwar
Title:	Authorized Representative

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APPENDIX II

Compensation

Fees for the Additional Services:

For the Additional Services, the Fund will pay to ALPS the Annual Portfolio Fees listed below*:

Portfolio	Annual Portfolio Fees
Heartland Value Fund	$xx1

Heartland Value Plus Fund	$xx1

Heartland Select Value Fund	$xx1

Heartland Mid Cap Value Fund	$xx1

* All fees will be calculated daily and billed monthly by ALPS. These fees are subject to an annual cost of living adjustment as described in Section 2(a) of the Agreement.

The above fees are based on assumptions derived from the Fund’s historical portfolio information and/or information provided by the Fund. ALPS’ fees are subject to revision by ALPS, upon prior notice to the Fund, if ALPS determines that the Fund’s portfolio composition changes or additional work is required by ALPS as it originally contemplated for its provision of the Additional Services. The Fund’s use of alternative data suppliers may result in additional fees as determined by ALPS.

Third Party Expenses:

All third party expenses incurred in providing the Additional Services will be billed to the Fund, including, but not limited to, expenses related to any security pricing, valuation and/or similar data provided by third party suppliers. For third party suppliers from which the Fund receives services as part of an existing ALPS relationship or agreement, the Fund will be billed the amount attributable to the services it received, calculated pro-rata to the consolidated amount charged by the third party supplier before application of any discount that ALPS may receive as part of its overall relationship with the supplier (if applicable). All expenses in which a third party supplier does not have an established relationship with ALPS will be billed to the Fund as incurred.

1 In connection with the SEC’s December 8, 2017 issuance of a temporary final rule providing for a delay to the date by which the Portfolios must file Form N-PORT, a xx% discount will be temporarily applied to the Annual Portfolio Fees (for a discounted fee of $xx per Portfolio) for the period beginning May 1, 2018 through the last day of the month preceding the month in which a Form N-PORT preparation or filing compliance requirement is implemented by the SEC, as applicable to the Fund and the Portfolios; provided, however, that the full Annual Portfolio Fees, as stated above, will apply beginning the month in which Form N-PORT is required to be prepared and/or filed for the Portfolios. Further, the discount will not apply for any month(s) in which Form N-PORT is required or requested to be prepared and/or produced, on behalf of the Fund and its Portfolios, by Fund management or in connection with any regulatory or governmental request or inquiry.

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